Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Fiesta Restaurant Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$224,630,324.50	(1)	0.00011020	$24,754.26	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$224,630,324.50
Total Fees Due for Filing				$24,754.26
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$24,754.26

(1)
Aggregate number of securities to which the transaction pursuant to that certain Agreement and Plan of Merger, dated as of August 6, 2023 (the “Merger Agreement”), by and among Fiesta Restaurant Group, Inc. (“Fiesta”), Fiesta Holdings, LLC, and Fiesta Merger Sub, LLC, applies:

As of September 6, 2023, the maximum number of shares of common stock, par value $0.01 per share, to which this transaction applies is estimated to be 26,427,097, which consists of (a) 26,189,111 shares of common stock (which number includes all vested and unvested shares of restricted stock (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock)) entitled to receive the per share merger consideration of $8.50; and (b) 237,986 shares of common stock underlying restricted stock units (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock units) entitled to receive the per share merger consideration of $8.50. As of September 6, 2023, no shares of preferred stock were issued and outstanding.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 26,189,111 shares of common stock (which number includes all vested and unvested restricted stock (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock)) and the per share merger consideration of $8.50; and (b) the product of 237,986 shares of common stock underlying restricted stock units (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock units), and the per share merger consideration of $8.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.